Exhibit 99.1

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NYSE: MMP

Date:        Aug. 30, 2012
Contact:    Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com

Magellan Midstream Announces Two-for-One Split of Limited Partner Units

TULSA, Okla. - Magellan Midstream Partners, L.P. (NYSE: MMP) announced today that its board of directors has approved a two-for-one split of the partnership's limited partner units. Holders of record at the close of business on Sept. 28, 2012 will receive one additional limited partner unit for each unit owned on that date. The units will be distributed on Oct. 12, 2012.
“Magellan has grown immensely since our initial public offering in Feb. 2001, and our investors have benefited from that growth. We have increased our quarterly cash distribution 41 times, for a total distribution increase of 259%, and our unit price has risen more than seven-fold since that time,” said Michael Mears, chief executive officer. “This unit split, the second in Magellan's history, reflects our confidence in the future growth of Magellan and enhances our liquidity by making our equity more accessible and affordable to a larger group of new investors.”
Following the two-for-one split, the current annual cash distribution of $3.77 per unit will become $1.885 per unit, or 47.125 cents per unit on a quarterly basis, and 226.2 million limited partner units will be outstanding.

About Magellan Midstream Partners, L.P.
Magellan Midstream Partners, L.P. (NYSE: MMP) is a publicly traded partnership that primarily transports, stores and distributes petroleum products. The partnership owns the longest refined petroleum products pipeline system in the country, with access to more than 40% of the nation's refining capacity, and can store 80 million barrels of petroleum products such as gasoline, diesel fuel and crude oil. More information is available at www.magellanlp.com.

Exhibit 99.1

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Forward-Looking Statement Disclaimer
Portions of this document constitute forward-looking statements as defined by federal law. Although management believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Among the key risk factors that may have a direct impact on the partnership's results of operations and financial condition are: (1) its ability to identify growth projects or to complete identified projects on time and at expected costs; (2) price fluctuations and changes in demand for refined petroleum products, crude oil and natural gas liquids, or changes in demand for transportation or storage of those commodities through its existing or planned facilities; (3) changes in the partnership's tariff rates imposed by the Federal Energy Regulatory Commission, the United States Surface Transportation Board or state regulatory agencies; (4) shut-downs or cutbacks at major refineries, petrochemical plants, ammonia production facilities or other businesses that use or supply the partnership's services; (5) changes in the throughput or interruption in service on petroleum pipelines owned and operated by third parties and connected to the partnership's petroleum terminals or petroleum pipeline system; (6) the occurrence of an operational hazard or unforeseen interruption for which the partnership is not adequately insured; (7) the treatment of the partnership as a corporation for federal or state income tax purposes or if the partnership becomes subject to significant forms of other taxation; (8) an increase in the competition the partnership's operations encounter; (9) disruption in the debt and equity markets that negatively impacts the partnership's ability to finance its capital spending and (10) failure of customers to meet or continue contractual obligations to the partnership. Additional information about issues that could lead to material changes in performance is contained in the partnership's filings with the Securities and Exchange Commission, including the partnership's Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2011 and subsequent reports on Forms 10-Q and 8-K. The partnership undertakes no obligation to revise its forward-looking statements to reflect events or circumstances occurring after today's date.